Exhibit 10.4

District of Columbia Commercial Lease Agreement

This Commercial Lease Agreement ("Lease") is made and effective July 1, 2016, by and between Meltz Communications, LLC ("Landlord") and PowerComm Construction Inc. ("Tenant").

Landlord is the occupant of commonly known and numbered as 110 Maryland Ave. NE, Suite 510, Washington, DC 20002 (the "Office"). Building is (the "Building") located at 110 Maryland Ave. NE, Washington, DC 20002. Landlord is the primary occupant of the Office in the Building, and the Tenant is sharing the Office with the Landlord.

Landlord desires to lease the Office to Tenant, and Tenant desires to lease the Office from Landlord for the term, at the rental and upon the covenants, conditions and provisions herein set forth. It is agreed:

1. Term.

A. Landlord hereby leases the Leased Premises to Tenant, and Tenant hereby leases the same from Landlord, for an "Initial Term" beginning July 1, 2016 and ending July 31, 2016.

B. Tenant may renew the Lease for one month, every month, as long as Landlord retains the office under Landlord's lease with the Building's proprietors and the Landlord agrees to the renewal. Tenant shall exercise such renewal option, if at all, by giving email notice to Landlord not less than 10 days prior to the expiration of the current Term. The renewal term shall be at the rental set forth below and otherwise upon the same covenants, conditions and provisions as provided in this Lease.

C. Tenant has no right to a new lease every month and Landlord has no obligations to renew the lease at any time. Landlord shall exercise such non-renewal option, if at all, by giving email notice to Tenant not less than 10 days prior to the expiration of that current monthly Term.

2. Rental.

A. Tenant shall pay to Landlord during the Initial Term rental of $800. Payment must be a check sent to Meltz Communications, 110 Maryland Ave. NE, Suite 510, Washington, DC 20002.

B. The rent for any renewal lease term, as permitted under this Lease, shall be $800 per month.

C. Rental payments from the must be postmarked by the 5th of the month.

D. Late payments - payments postmarked later than the 5th of the month - will result in an additional late fee of $50.

E. All terms outlined in this section, A, B, C and D, pertain to every month the Office is Leased by the Tenant.

3. Use

Notwithstanding the forgoing, Tenant shall not use the Leased Premises for the purposes of storing, manufacturing or selling any explosives, flammables or other inherently dangerous substance, chemical, thing or device.

4. Sublease and Assignment.

Tenant shall not have the right without Landlord's consent, to assign this Lease to a corporation with which Tenant may merge or consolidate, to any subsidiary of Tenant, to any corporation under common control with Tenant, or to a purchaser of substantially all of Tenant's assets. Tenant shall not sublease all or any part of the Leased Premises, or assign this Lease in whole or in part without Landlord's consent, such consent not to be unreasonably withheld or delayed.

5. Alterations and Improvements.

Tenant shall not have the right to remodel, redecorate, and make additions, improvements and replacements of and to all or any part of the Leased Premises.

6. Insurance.

A. If the Leased Premises or any other part of the Building is damaged by fire or other casualty resulting from any act or negligence of Tenant or any of Tenant's agents, employees or invitees, rent shall not be diminished or abated while such damages are under repair, and Tenant shall be responsible for the costs of repair not covered by insurance.

B. Tenant shall be responsible, at its expense, for fire and extended coverage insurance on all of its personal property, including removable trade fixtures, located in the Leased Premises.

C. Tenant and Landlord shall, each at its own expense, maintain a policy or policies of comprehensive general liability insurance with respect to the respective activities of each in the Building with the premiums thereon fully paid on or before due date, issued by and binding upon some insurance company approved by Landlord, such insurance to afford minimum protection of not less than $1,000,000 combined single limit coverage of bodily injury, property damage or combination thereof. Landlord shall be listed as an additional insured on Tenant's policy or policies of comprehensive general liability insurance, and Tenant shall provide Landlord with current Certificates of Insurance evidencing Tenant's compliance with this Paragraph. Tenant shall obtain the agreement of Tenant's insurers to notify Landlord that a policy is due to expire at least (10) days prior to such expiration. Landlord shall not be required to maintain insurance against thefts within the Leased Premises or the Building.

7. Signs.

Tenant shall not have the right to place any signs on the Leased Premises.

8. Building Rules.

Tenant will comply with the rules of the Building.

9. Default.

If default shall at any time be made by Tenant in the payment of rent when due to Landlord as herein provided, and if said default shall continue for fifteen (15) days after written notice thereof shall have been given to Tenant by Landlord, or if default shall be made in any of the other covenants or conditions to be kept, observed and performed by Tenant, and such default shall continue for thirty (15) days after notice thereof in writing to Tenant by Landlord without correction thereof then having been commenced and thereafter diligently prosecuted, Landlord may declare the term of this Lease ended and terminated by giving Tenant written notice of such intention, and if possession of the Leased Premises is not surrendered, Landlord may reenter said premises. Landlord shall have, in addition to the remedy above provided, any other right or remedy available to Landlord on account of any Tenant default, either in law or equity. Landlord shall use reasonable efforts to mitigate its damages.

10. Notice.

Any notice required or permitted under this Lease shall be deemed sufficiently given or served if sent via email. If to Landlord to: gmeltz@meltzcommunications and if to Tenant to: davidkwasniksr@gmail.com

11. Compliance with Law.

Tenant shall comply with all laws, orders, ordinances and other public requirements now or hereafter pertaining to Tenant's use of the Leased Premises. Landlord shall comply with all laws, orders, ordinances and other public requirements now or hereafter affecting the Leased Premises.

12.  Final Agreement.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

13. Governing Law.

This Agreement shall be governed, construed and interpreted by, through and under the Laws of the District of Columbia.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

[Landlord] Signature

[Tenant] Signature